Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:
MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
REPORTS DECLARATION OF DIVIDENDS AND 2005 EARNINGS
AND ELECTION OF OFFICER

JOPLIN, MO, February 2, 2006 – (NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable March 15, 2006, to holders of record as of March 1, 2006.

The Company reported earnings for 2005 of $23.8 million, or $0.92 per share, compared to earnings of $21.8 million, or $0.86 per share, for 2004. Earnings for the fourth quarter of 2005 were $1.3 million, or $0.05 per share, compared to fourth quarter 2004 earnings of $2.0 million, or $0.08 per share.

Revenues compared to 2004 increased 18.6% from $325.5 million to $386.2 million, positively impacting earnings by $1.57 per share. Increased electric rates in Missouri and Arkansas, including the effect of the Missouri Interim Energy Charge (IEC), had the most significant impact on revenues, contributing an estimated $31.4 million (of which $6.7 million was attributable to the IEC). Electric revenues also increased an estimated $10.5 million from the effect of more favorable weather compared to last year. Customer growth of 1.9% in 2005 increased revenues by an estimated $8.3 million, while increased off-system and other electric sales contributed an additional $5.9 million. Non-regulated revenues increased $4.5 million.

Total fuel and purchased power costs increased $48.2 million, or 41.1%, in 2005, negatively impacting earnings per share an estimated $1.25 as compared to 2004. Higher natural gas costs contributed $27.1 million to the increase while increased usage of natural gas added $15.9 million. These increased costs are net of a $5 million one-time pre-tax gain from the unwinding of a physical forward purchase of natural gas. Higher coal prices added $3.3 million and the expanded use of fuel oil resulted in an additional $1.9 million.

The IEC revenues, mentioned previously, did not recover all of the Missouri related fuel and purchased power costs incurred in 2005. Since inception of the IEC on March 27, 2005, the costs of fuel and purchased power are approximately $13.5 million higher than the total of the costs in our base rates and the IEC recorded during the period.

Other operating and maintenance expenses increased $3.7 million in 2005 primarily due to increased non-regulated expenses of $2.4 million and increased pension and health care costs of $1.2 million. The impact on earnings from increased operating expenses was an estimated $0.10 per share. In addition, depreciation expenses were $4.9 million higher than last year, primarily as a result of new depreciation rates approved in the Missouri rate case, effective March 27, 2005, negatively impacting earnings by an estimated $0.13 per share. General taxes were also higher, decreasing earnings per share by an estimated $0.03.

For the fourth quarter of 2005, revenues increased an estimated $0.48 per share due to the same factors discussed above. This increase was offset by fuel and purchased power costs that negatively impacted earnings by $0.45 per share. Also negatively impacting earnings were increases in maintenance and depreciation expenses.

We expect the current high natural gas prices to continue to negatively impact our fuel and purchased power expenses in the near future. Given our limited ability to recover these added costs, on February 1, 2006 we filed a Missouri rate case seeking an annual increase in revenues of approximately $29.5 million (9.63%) and requesting a transition from the IEC to Missouri’s new fuel adjustment mechanism. At this time, we cannot predict the outcome of this rate case filing.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

On February 1, 2006 we were granted new rates by the Missouri Public Service Commission for our water customers in the communities of Aurora, Marionville, and Verona.  The rates will increase annual revenues by approximately $469,000, or 35.9 percent, and will be in effect for service rendered on and after February 4, 2006.

The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company’s earnings between periods. All earnings per share amounts reflect both basic and fully diluted weighted average shares outstanding.

The Company also announced today that David W. Gibson will retire as Vice President - Regulatory and General Services effective April 30, 2006.  Kelly S. Walters, currently General Manager of Regulatory and General Services, was elected Vice President - Regulatory and General Services to succeed Mr. Gibson on May 1.

Bill Gipson, President and CEO, will host a conference call tomorrow afternoon, February 3, 2006, at 3:00 p.m. Eastern Time to discuss the year-end and fourth quarter 2005 earnings. To access the conference call, parties in the United States should dial 1-800-299-0433 (International 617-801-9712), passcode 86626531, any time after 2:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering conference ID #64491167. Forward-looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY
FINANCIAL HIGHLIGHTS

(in 1,000’s except per share amounts)

	Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Operating Revenues	$93,788	$74,264	$386,160	$325,540
Net Income	$1,266	$1,957	$23,768	$21,848
Weighted Average Common Shares Outstanding – Basic	26,040	25,637	25,898	25,468
Weighted Average Common Shares Outstanding - Diluted	26,074	25,694	25,941	25,521
Earnings Per Weighted Average Share of Common – Basic and Diluted	$0.05	$0.08	$0.92	$0.86

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.